EXHIBIT 23.1

              CONSENT OF GOLDSTEIN AND MORRIS, INDEPENDENT AUDITORS




The Board of Directors

BrandPartners Group, Inc.:

We consent to the incorporation by reference in the Registration Statement of BrandPartners Group, Inc., on Form S-2 of our report dated March 26, 2004, relating to the consolidated balance sheets of BrandPartners Group, Inc. and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years in the three-year period ended December 31, 2003, 2002 and 2001, which report appears in the December 31, 2003 annual report on Form 10-K of BrandPartners Group, Inc., and to the reference to our firm under the headings "Experts" in the prospectus.


/s/   Goldstein and Morris

New York, NY

October 15, 2004